PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

	For The Three Months Ended March 31,
	2015	2014
Net income	$40,355	$27,801
Interest expense	3,298	3,353

Earnings available to cover fixed charges	$43,653	$31,154

Fixed charges (1)	$3,558	$3,578
Preferred stock dividends	15,122	15,122

Combined fixed charges and preferred distributions	$18,680	$18,700

Ratio of earnings to fixed charges	12.3	8.7

Ratio of earnings to combined fixed charges and preferred distributions	2.3	1.7

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Income from continuing operations	$204,700	$116,144	$94,395	$99,563	$96,394
Interest expense	13,509	16,074	20,618	5,455	3,534

Earnings from continuing operations available to cover fixed charges	$218,209	$132,218	$115,013	$105,018	$99,928

Fixed charges (1)	$14,453	$16,433	$20,618	$5,455	$3,534
Preferred stock dividends	60,488	59,216	69,136	41,799	46,214
Preferred partnership distributions	—	—	323	(6,991)	5,103

Combined fixed charges and preferred distributions	$74,941	$75,649	$90,077	$40,263	$54,851

Ratio of earnings from continuing operations to fixed charges	15.1	8.0	5.6	19.3	28.3

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	2.9	1.7	1.3	2.6	1.8

(1)	Fixed charges include interest expense and capitalized interest.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For The Three Months
	Ended March 31,
	2015	2014
FFO	$38,979	$41,120
Interest expense	3,298	3,353
Preferred stock dividends	15,122	15,122

FFO available to cover fixed charges	$57,399	$59,595

Fixed charges (1)	$3,558	$3,578
Preferred stock dividends (2)	15,122	15,122

Combined fixed charges and preferred distributions paid	$18,680	$18,700

Ratio of adjusted FFO to fixed charges	16.1	16.7

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	3.2

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
FFO	$162,196	$165,845	$134,472	$149,797	$124,420
Interest expense	13,509	16,074	20,618	5,455	3,534
Net income allocable to noncontrolling interests — preferred units	—	—	323	(6,991)	5,103
Preferred stock dividends	60,488	59,216	69,136	41,799	46,214

FFO available to cover fixed charges	$236,193	$241,135	$224,549	$190,060	$179,271

Fixed charges (1)	$14,453	$16,433	$20,618	$5,455	$3,534
Preferred stock dividends (2)	60,488	59,216	51,969	41,799	42,730
Preferred partnership distributions (2)	—	—	174	398	4,521

Combined fixed charges and preferred distributions paid	$74,941	$75,649	$72,761	$47,652	$50,785

Ratio of adjusted FFO to fixed charges	16.3	14.7	10.9	34.8	50.7

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.2	3.2	3.1	4.0	3.5

(1)	Fixed charges include interest expense and capitalized interest.
(2)	Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.